SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )

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OPKO HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2008
Dear Stockholder:
     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of OPKO Health, Inc. to be held at its executive offices, 4400 Biscayne Blvd., Miami, Florida 33137 on Wednesday, June 11, 2008, beginning at 10:00 a.m. local time.
     The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting. At the Annual Meeting, you will have an opportunity to meet management and ask questions.
     Whether or not you plan to attend the Annual Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.
     We look forward to seeing you on June 11, 2008 and urge you to return your proxy card as soon as possible.
Sincerely,
Phillip Frost
Chairman and Chief Executive Officer

OPKO HEALTH, INC.
4400 Biscayne Blvd.
Suite 1180
Miami, FL 33137

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2008
     Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of OPKO Health, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida, 33137, on Wednesday, June 11, 2008, beginning at 10:00 a.m., local time, for the following purposes:
     1. To elect directors for a term of office expiring at the 2009 annual meeting of stockholders or until their respective successors are duly elected and qualified; and
     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     Only holders of record of our common stock, par value $0.01 per share, and our Series A Preferred Stock, par value $0.01 per share, at the close of business on April 23, 2008, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
     Whether or not you expect to be present, please sign and date the enclosed proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Management asks that you do this whether or not you plan to attend the Annual Meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.
By Order of the Board of Directors,
Kate Inman
Secretary
Miami, Florida
April 29, 2008

ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
OTHER INFORMATION

OPKO HEALTH, INC.
PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
WEDNESDAY, JUNE 11, 2008
     This proxy statement is furnished by the Board of Directors (“Board”) of OPKO Health, Inc. (the “Company” or “we,” “us” or “our”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company that will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on Wednesday, June 11, 2008, beginning at 10:00 a.m., local time, and all adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting.
     Our Board has fixed the close of business on April 23, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 183,154,099 shares of our common stock, par value $0.01 per share, and 876,954 shares of our Series A Preferred Stock, par value $0.01 per share. The holders of our common stock and Series A Preferred Stock are each entitled to one vote for each outstanding share on all matters submitted to our stockholders. The presence, in person or by proxy, of holders of a majority of our outstanding common and preferred stock constitutes a quorum at the Annual Meeting. Shares of our stock represented by proxies that reflect abstentions and “broker non-votes” (i.e., stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) the brokers or nominees have not received instructions from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not be counted as a vote cast “for” or “against” any given matter.
     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to us at or prior to the Annual Meeting, attention: Secretary; (ii) execution of a subsequent proxy; or (iii) attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of our stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy, shares of our stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; and (ii) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.
     Our executive offices are located at 4400 Biscayne Blvd., Suite 1180, Miami, Florida 33137. Mailing to stockholders of record on April 23, 2008 of the Notice of Annual Meeting, this proxy statement, the accompanying form of proxy and our Annual Report to Stockholders for our fiscal year ended December 31, 2007 (“fiscal 2007”) will commence on or before May 11, 2008.

Security Ownership of Certain Beneficial Owners
     The following table contains information regarding the beneficial ownership of our common stock as of April 23, 2008, held by (i) each stockholder known by us to beneficially own more than 5% of our common stock; (ii) our directors and nominees; (iii) our Named Executive Officers in 2007 as defined in the paragraph preceding the Summary Compensation Table and our current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is 4400 Biscayne Blvd., Suite 1180, Miami, FL 33137.

			Percentage of
	Amount and Nature		Outstanding
Name and Address of	Beneficial		Shares of Common
Beneficial Owner	Ownership(1)		Stock**
Frost Gamma Investments Trust	85,485,138	(2)	43.3%
The Frost Group, LLC	20,286,705	(3)	11.0%
Johnson & Johnson Development Corporation One Johnson & Johnson Plaza New Brunswick, NJ 08933	15,635,449	(4)	8.4%
Phillip Frost, M.D. CEO & Chairman of the Board	85,485,138	(5)	43.3%
Jane H. Hsiao, Ph.D., MBA Vice Chairman of the Board & Chief Technical Officer	21,779,311	(6)	11.7%
Steven D. Rubin Executive Vice President — Administration and Director	5,330,608	(7)	2.9%
Rao Uppaluri, Ph.D. Chief Financial Officer	4,977,939	(8)	2.7%
Naveed K. Shams, M.D., Ph.D. Senior Vice President — Research and Development and Chief Medical Officer	0		*
Adam Logal Chief Accounting Officer	121,627	(9)	*
Michael Reich, Director	927,869	(10)	*
Robert Baron, Director	308,000	(11)	*
John A. Paganelli, Director	272,700	(12)	*
Richard A. Lerner, M.D., Director	20,000	(13)	*
Pascal J. Goldschmidt, M.D., Director	0		*
Richard C. Pfenniger, Jr., Director	50,000		*
Thomas E. Beier, Director	100,000		*
All Executive Officers and Directors as a group (13 persons)	119,521,392		58.8%

*	Less than 1%

**	Percentages based upon 183,154,099 shares of our common stock issued and outstanding at April 23, 2008.

(1)	All shares beneficially owned represent shares of common stock unless otherwise indicated.

(2)	Includes warrants to purchase 9,241,589 shares of common stock and options to acquire 250,000 shares of common stock held by Dr. Frost. Also includes 15,490,547 shares of common stock and warrants to purchase 4,796,158 shares of common stock held by The Frost Group, LLC, of which Frost Gamma Investments Trust is a principal member. Frost Gamma Investments Trust disclaims beneficial ownership of the common stock and warrants held by The Frost Group, LLC, except to the extent of its pecuniary interest therein.

(3)	Includes warrants to purchase 4,796,158 shares of common stock.

(4)	Includes warrants to purchase 2,418,164 shares of common stock and options to purchase 243,685 shares of common stock.

(5)	Includes 41,100,953 shares of common stock and warrants to purchase 9,241,589 shares of common stock held by Frost Gamma Investments Trust. It also includes options to purchase 250,000 shares of common stock by Dr. Frost. Dr. Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma, Limited Partnership. The general partner of Frost Gamma, Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 15,490,547 shares of common stock and warrants to purchase 4,796,158 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock and warrants to purchase common stock, except to the extent of any pecuniary interest therein.

(6)	Includes warrants to purchase 2,936,580 shares of common stock and options to purchase 162,500 shares of common stock. It also includes 1,000,000 shares of common stock held by each of The Chiin Hsiung Hsiao Family Trust A and The Chiin Hsiung Hsiao Family Trust B, for which Dr. Hsiao serves as the sole trustee of both. Dr. Hsiao is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Hsiao disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.

(7)	Includes warrants to purchase 1,036,440 shares of common stock and options to purchase 125,000 shares of common stock. Mr. Rubin is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Mr. Rubin disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.

(8)	Includes warrants to purchase 950,070 shares of common stock and options to purchase 100,000 shares of common stock. It also includes 150,000 shares held directly by Dr. Uppaluri’s wife. Dr. Uppaluri is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Uppaluri disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein. Dr. Uppaluri also disclaims ownership of 150,000 shares held by his wife.

(9)	Includes options to purchase 121,627 shares of common stock.

(10)	Includes options to acquire 198,296 shares of common stock. Also includes 194,604 shares of common stock held by Edonjes LLC, of which Mr. Reich’s children are the beneficial owners. Mr. Reich disclaims beneficial interest of the shares of common stock held by Edonjes LLC, except to the extent of any pecuniary interest therein.

(11)	Includes options to acquire 70,000 shares of common stock.

(12)	Includes options to acquire 70,000 shares of common stock.

(13)	Includes options to acquire 20,000 shares of common stock.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Nominees for Election of Directors
     Pursuant to the power granted to our Board of Directors under Article III of our Amended and Restated Bylaws, the Board has fixed the number of directors constituting the entire Board at ten. All ten directors are to be elected at the Annual Meeting, each to hold office until the 2009 annual meeting of stockholders and until his successor is duly elected and qualified. Each stockholder of record on April 23, 2008 is entitled to cast one vote for each share of our common stock and Series A Preferred Stock held of record, either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. All shares of our common stock and Series A Preferred Stock vote together as a single class. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. Each nominee shall be elected if the votes cast in favor of a nominee by the holders of shares of our common and Series A Preferred Stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present, exceed the votes cast against a nominee.
     The following sets forth information provided by the nominees as of April 14, 2008, all of whom are currently serving as directors of the Company and all of whom have consented to serve if reelected by our stockholders.

		Year First
		Elected/
		Nominated
Name of Nominee	Age	Director	Positions and Offices with the Company
Phillip Frost, M.D.	71	2007	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D.	60	2007	Vice Chairman of the Board and Chief Technical Officer
Steven D. Rubin	47	2007	Director and Executive Vice President-Administration
Robert A. Baron	68	2003	Director
Thomas E. Beier	62	2008	Director
Pascal J. Goldschmidt, M.D.	54	2007	Director
Richard A. Lerner, M.D.	69	2007	Director
John A. Paganelli	73	2003	Director
Richard C. Pfenniger, Jr.	52	2008	Director
Michael Reich	65	2007	Director
     Phillip Frost, M.D. Dr. Frost became the CEO and Chairman of the Company upon the consummation of the merger of Acuity Pharmaceuticals Inc., Froptix Corporation and the Company (formerly eXegenics, Inc.) in March 2007 (referred to as the “Acquisition”). Dr. Frost was named the Vice Chairman of the Board of Teva Pharmaceutical Industries, Limited (NAS:TEVA), or Teva, in January 2006 when Teva acquired IVAX Corporation, or IVAX. Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (AMEX:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., in July 2006 and has been a director of Ladenburg Thalmann since March 2005. Dr. Frost also serves as Chairman of the Board of Directors of Ideation Acquisition Corp. (AMEX:IDI.U), a special purpose acquisition company formed for the purpose of acquiring businesses in digital media, and Modigene Inc. (OTCBB:MODG), a development stage biopharmaceutical company. He serves on the Board of Regents of the Smithsonian Institution, as a member of the Board of Trustees of the University of Miami, as a Trustee of each of the Scripps Research Institutes, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center and is Co-Vice Chairman of the Board of Governors of the American Stock Exchange. Dr. Frost is also a director of Continucare Corporation (AMEX:CNU), a provider of outpatient healthcare and home healthcare services, and Northrop Grumman Corp. (NYSE:NOC), a global defense and aerospace company.
     Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of the Company since May 2007. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to

January 2006, when Teva acquired IVAX. Dr. Hsiao served as IVAX’s Chief Technical Officer since 1996, and as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, since 1998. From 1992 until 1995, Dr. Hsiao served as IVAX’s Chief Regulatory Officer and Assistant to the Chairman. Dr. Hsiao has served as Chairman of the Board of Safestitch Medical, Inc. (OTCBB:SFES), a medical device company, since September 2007. Dr. Hsiao is also a director of Modigene, Inc. (OTCBB:MODG), a development stage biopharmaceutical company.
     Steven D. Rubin. Mr. Rubin has served as Executive Vice President — Administration since May 2007 and a director of the Company since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Prior to joining IVAX, Mr. Rubin was Senior Vice President, General Counsel and Secretary with privately-held Telergy, Inc., a provider of business telecommunications and diverse optical network solutions, from early 2000 to August 2001. In addition, he was with the Miami law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson from 1986 to 2000, in the Corporate and Securities Department. Mr. Rubin had been a shareholder of that firm since 1991 and a director since 1998. Mr. Rubin currently serves on the Board of Directors of Dreams, Inc. (AMEX:DRJ), a vertically integrated sports licensing and products company, Safestitch Medical, Inc. (OTCBB:SFES), a medical device company, Ideation Acquisition Corp. (AMEX:IDI.U), a special purpose acquisition company formed for the purpose of acquiring businesses in digital media, Modigene, Inc. (OTCBB:MODG), a development stage biopharmaceutical company, and Longfoot Communications Corp. (OTCBB:LGFC), a public shell company seeking to identify a merger or business combination candidate.
     Robert A. Baron. Mr. Baron has served as a director of the Company since 2003. Mr. Baron is currently a director of Hemobiotech, Inc. (OTCBB:HMBT), a development stage biopharmaceutical company, Andover Medical, Inc. (OTCBB:ADOV), a durable medical equipment distributor, and Nanosensors, Inc. (OTCBB:NNSR), an internet gaming business. Prior to that he was president of Cash City, Inc., a payday advance and check cashing business, from 1999 to 2003. From 1997 to 1999, Mr. Baron was the president of East coast operations for CSS/TSC, Inc., a distributor of blank t-shirts, fleece and accessories and a subsidiary of Tultex, Inc.
     Thomas E. Beier. Mr. Beier has served as a director of the Company since January 2008. Previously, he was Senior Vice President of Finance and Chief Financial Officer of IVAX Corporation from October 1997 until August 2007, and from December 1996 until October 1997, he served as Vice President-Finance for IVAX. Before joining IVAX, Mr. Beier served as Executive Vice President and Chief Financial Officer of Intercontinental Bank. Mr. Beier currently is a director of Ideation Acquisition Corp. (AMEX:IDI.U), a special purpose acquisition company formed for the purpose of acquiring businesses in digital media.
     Pascal J. Goldschmidt, M.D. Dr. Goldschmidt has served as a director of the Company since September 2007. Since April 2006, Dr. Goldschmidt has served as Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine. Previously Dr. Goldschmidt was a faculty member with the Department of Medicine at Duke University Medical Center, where he served as Chairman from 2003 to 2006 and as Chief of the Division of Cardiology from 2000 to 2003. Dr. Goldschmidt is a member of the Board of Directors of Pediatrix Medical Group, Inc.
     Richard A. Lerner, M.D. Dr. Lerner has served as a director of the Company since March 2007. Dr. Lerner has been President of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner serves as director of Kraft Foods, Inc. (NYSE:KFT). He is also on the Board of Directors for Xencor and Intra-Collular Therapies, two privately held biotechnology companies, and serves on the Siemens’ Advisory Board for Molecular Medicine of Siemens AG.
     John A. Paganelli. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and secretary from June 29, 2005 through March 27, 2007, and Chairman of our Board of Directors from December 2003 through March 27, 2007. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Since 1987, Mr. Paganelli has been a partner in RFG Associates, a financial planning organization. Mr. Paganelli is also the Managing Partner of Pharos Systems Partners, LLC, an investment company, and he is Chairman of the Board of Pharos Systems International. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. From 1980 to January 2003, Mr. Paganelli was an officer and director-shareholder of Mike Barnard Chevrolet, Inc., an automobile dealership.

     Richard C. Pfenniger, Jr. Mr. Pfenniger has served as a director of the Company since January 2008. Mr. Pfenniger has served as Chief Executive Officer and President for Continucare Corporation (AMEX:CNU), a provider of primary care physician and practice management services, since October 2003, and as Chairman of the Board of Directors of Continucare since September 2002. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Mr. Pfenniger currently serves as a director of GP Strategies Corporation, a corporate education and training company (NYSE:GPX), and SafeStitch Medical, Inc., a medical device company (OTCBB:SFES).
     Michael Reich. Mr. Reich has served as a director of the Company since March 27, 2007. Mr. Reich is a proprietor of a commercial property development company. He is also President of an intellectual property concern which owns trademarks and brandnames. Previously, Mr. Reich was Chief Executive Officer of Cosrich, Inc., a manufacturer of cosmetics and toiletries. Mr. Reich served on the board of Acuity Pharmaceuticals, Inc. from 2003 until closing of the Acquisition on March 27, 2007. Michael Reich is the uncle of Samuel Reich, the Company’s Executive Vice President, Ophthalmics.
     OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.
Identification of Executive Officers
     Set forth below is the name and age as of April 14, 2008 of each of our current executive officers, together with certain biographical information for each of them (other than Phillip Frost, Jane H. Hsiao, and Steven Rubin, for whom biographical information is included above under “Nominees for Election of Directors”):

Name of Executive Officer	Age	Position and Offices with the Company
Rao Uppaluri, Ph.D.	58	Senior Vice President and Chief Financial Officer
Naveed K. Shams, M.D., Ph.D.	51	Senior Vice President — Research and Development and Chief Medical Officer
     Rao Uppaluri, Ph.D. Dr. Uppaluri has served as our Senior Vice President and Chief Financial Officer since May 2007 and was a director from February 9, 2007 through March 27, 2007. Dr. Uppaluri served as the Vice President, Strategic Planning and Treasurer of IVAX from 1997 until December 2006. Before joining IVAX, from 1987 to August 1996, Dr. Uppaluri was Senior Vice President, Senior Financial Officer and Chief Investment Officer with Intercontinental Bank, a publicly traded commercial bank in Florida. In addition, he served in various positions, including Senior Vice President, Chief Investment Officer and Controller, at Peninsula Federal Savings & Loan Association, a publicly traded Florida S&L, from October 1983 to 1987. His prior employment, during 1974 to 1983, included engineering, marketing and research positions with multinational companies and research institutes in India and the United States. Dr. Uppaluri currently serves on the Board of Directors of Ideation Acquisition Corp. (AMEX:IDI.U), a special purpose acquisition company formed for the purpose of acquiring businesses in digital media, and Longfoot Communications Corp. (OCTBB:LGFC), a public shell company seeking to identify a merger or business combination candidate.
     Naveed Shams, M.D., Ph.D. Dr. Shams has served as our Chief Medical Officer and Senior Vice President of Research and Development since January 2008. Prior to joining the Company, Dr. Shams served from September 2003 through November 2007 as Senior Medical Director, Head Ophthalmic Medical Affairs and Post-Marketing Team Leader at Genentech, Inc. (NYSE:DNA), a pharmaceutical company, where he led the clinical team responsible for launching Lucentis®. Previously, Dr. Shams was also a Director, Clinical Science for Novartis Ophthalmics, Inc. from April 1998 through September 2003, and Senior Scientist and Glaucoma Group Leader-Discovery for Storz Ophthalmics from January 1995 through March 1998. Before joining industry, Dr. Shams was a member of the Research Faculty at the Schepen’s Eye Research Institute and Department of Ophthalmology at Harvard Medical School.
CORPORATE GOVERNANCE
     Our common stock is listed on the American Stock Exchange (“AMEX”). Pursuant to the Company’s Amended and Restated Bylaws and the Delaware General Corporation Law, our business and affairs are managed under the direction of our Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, officers, and directors of the Company. The Code of Business Conduct and Ethics is available on our website: www.opko.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will disclose such amendment or waiver on our website and in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”).
Change in Control During Fiscal 2007
     On March 27, 2007, pursuant to the terms of a Merger Agreement and Plan of Reorganization, we were part of a three-way merger with Froptix Corporation, or Froptix, a development stage research and development company, controlled by The Frost Group, LLC, and Acuity Pharmaceuticals, Inc., or Acuity, a development stage research and development company (collectively referred to as the “Acquisition”). Per that agreement, we issued capital stock to acquire all of the issued and outstanding capital stock of Froptix and Acuity. After the Acquisition, we began doing business as OPKO Health, Inc., or OPKO, and changed our name as such.
Director Independence
     In evaluating the independence of each of our directors, the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board of Directors also examined transactions and relationships between directors or their known affiliates and members of the Company’s senior management and their known affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under applicable laws and regulations and AMEX listing standards. The Board of Directors affirmatively determined that a majority of our directors, including Messrs. Robert A. Baron, Thomas E. Beier, Richard C. Pfenniger, Jr., Michael Reich and Drs. Pascal J. Goldschmidt and Richard A. Lerner, are “independent” directors within the meaning of the listing standards of AMEX and applicable law. The Board had also determined that Dr. Melvin Rubin and David Eichler, who each served on our Board during all or part of 2007, were independent under applicable law and AMEX listing standards. In making the independence determinations, the Board considered a number of factors and relationships, including (i) Dr. Frost’s service as a member of the Board of Trustees for the University of Miami and its Service Committee, a 501(c)(3) entity for which Dr. Goldschmidt serves as an executive officer; (ii) Michael Reich’s familial relationship with Sam Reich, the Company’s EVP, Ophthalmics; and (iii) Dr. Frost’s service on the board of directors for Continucare Corporation, an entity for which Mr. Pfenniger serves as Chairman, Chief Executive Officer, and President. Dr. Frost abstains from participating in any Service Committee or Board of Trustee decisions which may implicate Dr. Goldschmidt’s compensation. As required by the AMEX, the Company’s independent directors meet at least annually in executive session without the presence of its non-independent directors or management.
Board of Directors Voting
     We currently have ten directors comprising the entirety of our Board. The Frost Group, LLC (the “Frost Group”), an entity controlled by our Chairman and CEO and several of our members of senior management, has agreed to vote for two of the directors, Messrs. Paganelli and Baron, under the Board of Director composition provisions of a voting agreement between the Frost Group and the Company. In addition, four of our current directors, Drs. Frost and Hsiao and Messrs. Reich and Rubin, were elected to the Board pursuant to the merger agreement entered into in connection with the Acquisition. See “Certain Relationships and Related Party Transactions.”
Meetings and Committees of the Board of Directors
     Our Board met ten times during fiscal 2007. We intend for the independent directors of the Board to meet separately from Board meetings from time to time at their discretion. In fiscal 2007, all incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served, other than Dr. Hsiao and Dr. Goldschmidt.
     Although we encourage each member of our Board of Directors to attend our annual meetings of stockholders, we do not have a formal policy requiring the members of our Board of Directors to attend. We did not hold an annual meeting of stockholders during fiscal 2007.

Standing Committees of the Board of Directors
     Our Board of Directors maintains several standing committees, including a compensation committee, a nominating and governance committee, and a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. These committees and their functions are described below. Our Board of Directors may also establish various other committees to assist it in its responsibilities. Our Board of Directors has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at http://www.opko.com.
     The following table shows the current members (indicated by an “X” or “Chair”) of each of our standing Board committees:

Corporate
Governance
and
	Audit	Compensation	Nominating
Phillip Frost, M.D.	—	—	—
Jane H. Hsiao, Ph.D., MBA	—	—	—
Robert A. Baron	X	—	Chair
Thomas E. Beier	X	X	—
Pascal J. Goldschmidt, M.D.	—	X	X
Richard A. Lerner, M.D.	—	Chair	X
John A. Paganelli	—	—	—
Richard C. Pfenniger, Jr.	Chair	—	—
Michael Reich	X	—	—
Steven D. Rubin	—	—	—
Audit Committee
     Our audit committee oversees our corporate accounting and financial reporting process. Our audit committee met six times during fiscal 2007. The responsibilities of our audit committee are set forth in a written charter adopted by our Board of Directors and reviewed and reassessed annually by the audit committee. Our audit committee:
•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;

•	determines the engagement of our independent registered public accounting firm;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews our systems of internal controls established for finance, accounting, legal compliance, and ethics;

•	reviews our accounting and financial reporting processes;

•	provides for effective communication between our Board of Directors, our senior and financial management, and our independent auditors;

•	discusses with management and our independent auditors the results of our annual audit and the review of our quarterly financial statements;

•	reviews the audits of our financial statements;

•	implements a pre-approval policy for certain audit and non-audit services performed by our registered independent public accounting firm; and

•	reviews and approves any related party transactions that we are involved in.
     Our audit committee is composed of Messrs. Pfenniger, Baron, Beier, and Reich. Our Board of Directors has determined that Messrs. Pfenniger and Beier, each of whom is independent as independence for audit committee members is defined in AMEX listing standards, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.
Compensation Committee
     Our compensation committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval, (i) annual salaries, bonuses, and other compensation for our executive officers, and (ii) individual equity awards for our employees and executive officers. Our compensation committee also oversees our compensation policies and practices. Our compensation committee met seven times during fiscal 2007. Our compensation committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” pursuant to Rule 162(m) under the Internal Revenue Code.
     Our compensation committee also performs the following functions related to executive compensation:
•	coordinates the Board of Directors’ role in establishing performance criteria for executive officers;

•	reviews and approves the annual salary, bonus, stock options, and other benefits, direct and indirect, of our executive officers, including our Chief Executive Officer;

•	reviews and recommends new executive compensation programs; reviews the operation and efficacy of our executive compensation programs;

•	establishes and periodically reviews policies in the area of senior management perquisites;

•	reviews and approves material changes in our employee benefit plans;

•	administers our equity compensation and employee stock purchase plans; and

•	reviews the adequacy of the compensation committee and its charter and recommends any proposed changes to the Board of Directors not less than annually.
     In deciding upon the appropriate level of compensation for our executive officers, the compensation committee reviews our compensation programs relative to our strategic objectives and market practice and other changing business and market conditions. In addition, the compensation committee also takes into consideration the recommendations of our Chief Executive Officer concerning compensation actions for our other executive officers and may engage compensation consultants if the committee deems it appropriate.
     Our compensation committee is composed of Dr. Lerner (Chairman), Dr. Goldschmidt, and Mr. Beier. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the AMEX, and the SEC’s rules and regulations, including those regarding the independence of our compensation committee members.
Compensation Committee Interlocks and Insider Participation
     The current members of our compensation committee are Dr. Lerner, Mr. Beier, and Dr. Goldschmidt. Dr. Melvin L. Rubin was a member of the compensation committee until his resignation from the Board of Directors on September 25, 2007. None of these individuals was at any time during fiscal 2007 or at any time prior thereto, an officer or employee of ours.
Corporate Governance and Nominating Committee
     Our corporate governance and nominating committee’s responsibilities include the selection of potential candidates for our Board of Directors, making recommendations to our Board of Directors concerning the structure and membership of the other Board committees, and considering director candidates recommended by others, including our Chief Executive Officer, other Board members, third parties, and stockholders. Our corporate governance and nominating committee is composed of Mr. Baron (Chairman), Dr. Goldschmidt, and Dr. Lerner. Our corporate governance and nominating committee did not meet during fiscal 2007 but took action by written consent on one occasion. We believe that the composition of our corporate governance and nominating committee complies with applicable requirements of the Sarbanes-Oxley Act of 2002, the AMEX, and the SEC’s rules and regulations, including those regarding the independence of our corporate governance and nominating committee members.
     The corporate governance and nominating committee identifies director nominees through a combination of referrals, including by stockholders, existing members of the Board of Directors, management, third parties, and direct solicitations, where warranted. Once a candidate has been identified, the corporate governance and nominating committee review the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The corporate governance and nominating committee usually believes it to be appropriate for committee members to interview the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the Board of Directors. The committee does not plan to evaluate candidates identified by the corporate governance and nominating committee differently from those recommended by a stockholder or otherwise.
     During March 2008, the corporate governance and nominating committee met and determined to recommend to the Board that it nominate each of the incumbent directors for election at the Annual Meeting.
Director Selection Criteria
     The corporate governance and nominating committee will review and make recommendations to the Board of Directors regarding the appropriate qualifications, skills, and experience expected of individual members and of the Board of Directors as a whole with the objective of having a Board of Directors with sound judgment and diverse backgrounds and experience to represent stockholder interests.
     The corporate governance and nominating committee believes that nominees for election to the Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The corporate governance and nominating committee does not believe that nominees for election to the Board of Directors should be selected through mechanical application of specified criteria. Rather, the corporate governance and nominating committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board of Directors whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board of Directors.
Stockholder Nominations
     The corporate governance and nominating committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the Secretary of the Company, OPKO Health, Inc., 4400 Biscayne Boulevard, Suite 1180, Miami, Florida 33137, who will forward the recommendation to the corporate governance and nominating committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the federal proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board of Directors and to serving as a director, if elected. Stockholders must also comply with all requirements of the Company’s Amended and Restated Bylaws with respect to nomination of persons for election to the Board of Directors.
Stockholder Communications with the Board
     Stockholders may initiate in writing any communication with our Board of Directors or any individual director by sending the correspondence to OPKO Health, Inc., 4400 Biscayne Blvd., Suite 1180, Miami, Florida 33137, Attention: Kate Inman, Secretary. This centralized process assists our Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. If a stockholder would like the letter to be forwarded directly to one of the Chairmen of the three standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Secretary’s office will review the letter and forward it to the appropriate Board member(s).
Employee Communications with the Audit Committee
     The audit committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in our OPKO Health, Inc. Policy for Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees.
Certain Relationships and Related Party Transactions
     A trust controlled by Dr. Phillip Frost, our Chairman of the Board and Chief Executive Officer, Jane H. Hsiao, our Vice Chairman and Chief Technical Officer, Steven D. Rubin, our Executive Vice President – Administration and a member of our Board of Directors, and Rao Uppaluri, our Senior Vice President and Chief Financial Officer, are members of The Frost Group, LLC, or the Frost Group, an entity which beneficially owns approximately 11% of our common stock. Furthermore, the trust that is a principal member of the Frost Group beneficially owns approximately 43% of our common stock.
     Prior to the consummation of the Acquisition in March 2007, we were a public shell company whose assets consisted of cash and nominal other assets. On February 9, 2007, we sold 19,440,491 shares of our common stock for $8.0 million, constituting 51% of our issued and outstanding shares of capital stock on a fully diluted basis, to a small group of investors led by the Frost Group. The stock sale was made pursuant to the terms of a stock purchase agreement dated August 14, 2006, as amended as of November 30, 2006. In connection with the above sale we also issued 100,000 shares of our common stock to two Board members.
     On February 9, 2007, the Frost Group entered into a voting agreement with us pursuant to which the Frost Group agreed to vote its shares of our common stock for the election of John Paganelli and Robert Baron as directors. The voting agreement continues for a period of three years.
     On March 27, 2007, pursuant to the terms of a Merger Agreement and Plan of Reorganization, we were part of a three-way merger with Froptix Corporation, or Froptix, a development stage research and development company, controlled by the Frost Group, and Acuity Pharmaceuticals, Inc., or Acuity, a development stage research and development company, referred to as the Acquisition. Per that agreement, we issued new capital stock to acquire all of the issued and outstanding capital stock of Froptix and Acuity. After the merger, we began doing business as OPKO Health, Inc., or OPKO, and changed our name as such.
     In connection with the consummation of the Acquisition, we assumed the rights and obligations of Acuity under the line of credit Acuity had with the Frost Group. We also amended and restated the Frost Group line of credit to provide additional available borrowing capacity. Under this amended and restated line of credit, we gained access to a total of $12.0 million in available borrowings and we assumed Acuity’s existing obligation to repay $4.0 million outstanding under the line of credit. In 2007 we drew down the available amount under the line for a total of $12.0 million borrowed. We are obligated to pay interest upon maturity, capitalized quarterly on outstanding borrowings under the line of credit at a 10% annual rate, which is due June 11, 2009. In connection with the assumption and amendment of the line of credit, we granted warrants to purchase 4,000,000 shares of our common stock to the Frost Group.
     In June 2007, we paid a $125,000 filing fee payable to the Federal Trade Commission in connection with filings to be made by us and Dr. Frost, our Chairman and Chief Executive Officer, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”). The filings permit Dr. Frost and his affiliates to acquire additional voting securities upon expiration of the HSR waiting period which expired on July 12, 2007.
     In November 2007, we entered into an office lease (the “Lease”) with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, the Company’s Chairman of the Board and Chief Executive Officer. The Lease is for approximately 8,300 square feet of space in an office building in Miami, Florida, where the Company’s principal executive offices are located. We had previously been leasing this space from Frost Real Estate Holdings on a month-to-month basis while the parties were negotiating the lease. The Lease provides for payments of approximately $18,000 per month in the first year increasing annually to $24,000 per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes, and parking. The rent for the first year has been reduced to reflect a $30,000 credit for the costs of tenant improvements.
     On December 5, 2007, members of the Frost Group made a $20 million investment in the Company. Under the terms of the investment, we issued 10,869,565 shares of the Company’s common stock, par value $.01, at $1.84 per share, representing an approximately 40% discount to the average trading price of our stock on the American Stock Exchange for the five trading days leading up to the closing of the investment. The shares issued in the investment are restricted securities, subject to a two year lockup, and no registration rights have been granted. Immediately following this investment, members of the Frost Group were collectively deemed to beneficially own in the aggregate approximately 62% of our outstanding common stock.
     We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost in an amount equal to the cost of a first class airline ticket between the travel cities for each executive, including Dr. Frost, traveling on the airplane for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive. Nor do we pay for any other fixed or variable operating costs of the airplane. During 2007, we reimbursed Dr. Frost approximately $118,000 for Company-related travel by Dr. Frost and other Opko executives.
Our Policies Regarding Related Party Transactions
     In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our audit committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement, or relationship between us or any of our subsidiaries and a Related Person, not including any transactions involving less than $60,000 when aggregated with all similar transactions, or transactions that have received pre-approval of our audit committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.
     Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated if:
•	Our audit committee approves or ratifies such transaction in accordance with the terms of the Policy; or

•	the chair of our audit committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by our audit committee at its next regularly scheduled meeting.
     If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our audit committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our audit committee ratification is not forthcoming at our audit committee’s next regularly scheduled meeting.
     Transactions with related persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules, and regulations.
DIRECTOR COMPENSATION
     On September 19, 2007, our Board of Directors, upon recommendation of the compensation committee, approved certain changes in non-employee director compensation. Previously, non-employee directors received an option to acquire 15,000 shares of the Company’s common stock, and the chairman of each of the committees of the Board received an option to acquire an additional 5,000 shares of Company common stock. Effective as of September 19, 2007, (i) each non-employee director is entitled to receive: (a) an annual retainer of $10,000, payable in quarterly installments; and (b) an option to acquire 40,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 20,000 shares each year thereafter; and (ii) the chairman of each committee of the Board shall receive $5,000 annually, payable in quarterly installments.

     The following table sets forth information with respect to compensation of non-employee directors of the Company during fiscal year 2007.
Fiscal 2007 Director Compensation

	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Award	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)(3)	($)	($)	($)	($)
Robert A. Baron	3,750	—	59,796	—	—	—	63,546
David A, Eichler(2)	3,750	—	166,336	—	—	—	170,086
Michael Reich(2)	2,500	—	170,301	—	—	—	172,801
Richard A. Lerner, M.D.	3,750	—	69,153	—	—	—	72,903
Melvin Rubin, M.D.	0	—	53,292	—	—	—	53,292
Pascal J. Goldschmidt, M.D.	2,500	—	30,605	—	—	—	33,105

(1)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123R, or SFAS No. 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC.

(2)	Messrs. Eichler’s and Reich’s option award amounts include stock options issued in connection with their service to the Acuity Board of Directors prior to the Acquisition.

(3)	Each of the directors, other than Dr. Rubin, received a total of 40,000 stock options during 2007 to acquire our common stock on different dates and at different stock prices. Dr. Rubin received a total of 20,000 fully vested options during 2007, which were cancelled upon his resignation in September 2007.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of ten percent (10%) or more of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities. Based on a review of the copies of the reports furnished to us, the Reporting Persons complied with all applicable Section 16(a) filing requirements except for (i) one late Form 4 filing for each of Drs. Hsiao, Lerner and Uppaluri, Mr. Rubin and The Frost Group, LLC; (ii) five late Form 4 filings for Mr. Paganelli, and (iii) three late Form 4 filings for Dr. Frost.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that recommends executive compensation packages to our Board of Directors. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals.
Benchmarking of Cash and Equity Compensation
     Our compensation committee reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the compensation committee by our Vice President, Human Resources, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size in our industry. The sources for this data include the Executive Compensation Survey, a survey of 67 biotech companies ranging in size from less than $20 million in revenues with less than 150 employees to over $500 million in revenue with over 1,000 employees. The data we used for our analysis focused on 24 companies with less than $20 million in revenues and less than 150 employees. We believe that criteria used by the Executive Compensation Survey were effective in yielding a comprehensive survey group of companies, or peer groups, comparable to the Company. Utilizing the compiled information, the compensation committee reviews the various components of executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation.
     We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.
Elements of Compensation
     We evaluate individual executive performance with a goal of setting compensation at levels the Board of Directors and the compensation committee believe are comparable with executives in other companies of similar size and stage of development. At the same time, our Board of Directors and compensation committee takes into account our relative performance and our own strategic goals. The primary elements of our compensation plans are base salary, discretionary annual bonus, and equity compensation, each of which is described in greater detail below.
     Base Salary. We establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry. Although it is the general intent of the compensation committee to position base salaries at approximately the competitive median of the Company’s peer groups based on data reviewed, the base salaries for the Company’s Named Executive Officers in 2007 are below the median of our peer group. Because we are a development stage company and generated little revenue in 2007, we are trying to place emphasis on incentive forms of compensation, such as stock option grants. For 2008, none of the Named Executive Officers were granted increases in their base salaries.
     Discretionary Annual Bonus. In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we are a development stage company and generated little revenue during fiscal 2007, the compensation committee determined not to award annual cash incentive bonuses for fiscal 2007 and to focus on other forms of incentive compensation, such as stock option grants.
     Equity Compensation. We believe that equity compensation should be a primary component of our executive compensation program. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The compensation committee believes that the value of stock options will reflect our financial performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on the Statement of Financial Accounting Standard 123R, “Share-Based Payments” (“SFAS 123R”). The compensation committee typically grants stock options to our Named Executive Officers under our 2007 Equity Incentive Plan. For all executives, other than the Chief Executive Officer, the compensation committee considers the recommendations of our Chief Executive Officer based on his subjective assessment of their performance. We have not granted any restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our compensation committee, in its discretion, may in the future elect to make such grants to our Named Executive Officers if it deems it advisable.
     Employment Agreements. We have not entered into an employment agreement with any of our executive officers.
     Severance and Change-in-Control Benefits. None of our current executive officers are entitled to severance or change of control benefits.
     401(k) Profit Sharing Plan. We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($15,500 for employees under age 50 and an additional $5,000 for employees 50 and above in 2008). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2008, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested.
     Other Compensation. All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long term disability. We intend to continue to maintain the current benefits and perquisites for our Named Executive Officers; however, our compensation committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. This limitation on deductibility does not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders. It is expected that equity grants under our 2007 Equity Incentive Plan will qualify for the “performance-based” exceptions from the Section 162(m) limitations. Our policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. We may, however, approve compensation that may not be deductible if we determine that the compensation is in our best interests as well as the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT
     The compensation committee of our Board has submitted the following report for inclusion in this proxy statement.
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.
Compensation Committee
Richard A. Lerner, M.D., Chairman
Thomas E. Beier
Pascal J. Goldschmidt, M.D.
April 28, 2008
     The compensation committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

Summary Compensation Table
     The following table sets forth information regarding compensation earned in or with respect to fiscal 2007 by:
•	The persons who served as our Chief Executive Officer during fiscal 2007;

•	The persons who served as our Principal Financial Officer during fiscal 2007;

•	Our only two executive officers (other than individuals serving as our Chief Executive Officer or our Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year; and

•	An individual for which disclosure would have been provided but for the fact the individual was not serving as an executive officer at the end of the last completed fiscal year.
     We refer to these officers collectively as our Named Executive Officers.

							Change in
						Non-Equity	Pension Plan &
					Option	Incentive	Non-qualified	All Other
				Stock Award(s)	Award(s)	Plan	Compensation	Compensation
Name and Principal Position	Year	Salary ($)(4)	Bonus ($)(5)	($)(10)	($)(6)	Compensation	Earnings	($)(7)(8)(9)	Total ($)
Phillip Frost, M.D.(1)	2007	208,332		—	503,517	—	—	133,333	845,182
Chief Executive Officer
John A. Paganelli(2)	2007	—	—	96,500	59,796	—	—	2,500	158,796
Interim Chief Executive Officer	2006	25,000	—	—	810	—	—	75,000	100,000
Dale R. Pfost(3)	2007	134,834	40,000	—	—	—	—	2,124,949	2,299,783
Former President
Jane H. Hsiao, Ph.D.(1) Chief Technical Officer	2007	192,307	—	—	327,285	—	—	7,692	527,286
Steven D. Rubin(1)	2007	192,307	—	—	251,758	—	—	7,692	451,278
Executive Vice President-Administration
Rao Uppaluri, Ph.D.(1)	2007	176,284	—	—	201,407	—	—	7,051	384,743
Senior Vice President and Chief Financial Officer
Adam Logal(3)	2007	106,574	6,000	—	185,413	—	—	—	297,987
Executive Director of Finance, Chief Accounting Officer and Treasurer

(1)	Dr. Frost became our Chief Executive Officer upon consummation of the Acquisition on March 27, 2007. Dr. Hsiao was appointed as Chief Technical Officer in May 2007. Mr. Rubin and Dr. Uppaluri were appointed as Executive Vice President, Administration and Chief Financial Officer, respectively, in May 2007. None of our current executive officers received any compensation from the Company prior to 2007.

(2)	Mr. Paganelli served as our interim Chief Executive Officer from June 29, 2005 through March 27, 2007. Mr. Paganelli is no longer an executive officer of the Company; however, Mr. Paganelli continues to serve on our Board of Directors.

(3)	Dr. Dale Pfost served as our President from March 27, 2007 through May 31, 2007. Dr. Pfost was the Chairman, CEO and President of Acuity prior to the Acquisition. Mr. Logal currently serves as our Executive Director of Finance, Chief Accounting Officer and Treasurer, and served as our principal financial officer from March 27, 2007 through May 3, 2007.

(4)	Includes $65,208 and $10,218 in salary payments to Dr. Pfost and Mr. Logal, respectively, in connection with their employment with Acuity prior to the Acquisition.

(5)	Amount for Dr. Pfost represents the annual bonus for employment with Acuity prior to the Acquisition, but paid after the Acquisition in March 2007. Amount for Mr. Logal represents a signing bonus paid in connection with commencement of his employment with Acuity prior to the Acquisition, but paid after the Acquisition in March 2007.

(6)	Reflects the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123R, or SFAS No. 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. For Mr. Paganelli, the number includes options granted to him in connection with his service as a director.

(7)	Includes $125,000 for a Hart-Scott-Rodino Antitrust Improvements Act filing fee paid on behalf of Dr. Frost in June 2007; and contributions made by the Company under its 401(k) Plan in the amount of $8,333 on behalf of Dr. Frost, $7,692 on behalf of each of Dr. Hsiao and Mr. Rubin and $7,051 on behalf of Dr. Uppaluri.

(8)	Includes $218,750 of severance payments made to Dr. Pfost during 2007, $1,817,257 of expense related to the acceleration of certain stock options in connection with Dr. Pfost’s severance from the Company, $48,101 for reimbursement of relocation costs to Dr. Pfost, a tax gross-up payment of $31,841 related to the reimbursement of such costs, and $9000 of contributions by the Company made on behalf of Dr Pfost under its 401(k) Plan.

(9)	Includes $2,500 and $75,000 of director’s fees paid to Mr. Paganelli, respectively, for 2007 and 2006.

(10)	Relates to 50,000 shares granted to Mr. Paganelli in conjunction with the investment by a group of investors led by the Frost Group in eXegenics, Inc. on February 9, 2007.
Grants of Plan-Based Awards in 2007
     The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers and certain other persons during the year ended December 31, 2007. The exercise price per share of each option granted to our Named Executive Officers during 2007 was equal to the fair market value of our common stock, as determined by our compensation committee on the date of the grant.

				Grant Date
		Number of Securities	Exercise Price	Fair Value of
Name	Grant Date	Underlying Options	Per Share	Option Awards
Phillip Frost, M.D.(1)	5/3/07	1,000,000	4.88	3,021,100
John A. Paganelli(2)	5/3/07	15,000	4.88	39,969
	9/19/07	25,000	4.15	59,480
Dale R. Pfost(3)	—	—	—	—
Jane H. Hsiao, Ph.D.(1)	5/3/07	650,000	4.88	1,963,715
Steven D Rubin(1)	5/3/07	500,000	4.88	1,510,550
Rao Uppaluri, Ph.D.(1)	5/3/07	400,000	4.88	1,208,440
Adam Logal(3)	—	—	—	—

(1)	Dr. Frost became our Chief Executive Officer upon consummation of the Acquisition on March 27, 2007. Dr. Hsiao was appointed Chief Technical Officer in May 2007. Mr. Rubin and Dr. Uppaluri were appointed Executive Vice President, Administration and Chief Financial Officer, respectively, in May 2007.

(2)	Mr. Paganelli served as our interim Chief Executive Officer from June 29, 2005 through March 27, 2007. Mr. Paganelli is no longer an executive officer of the Company; however, Mr. Paganelli continues to serve on our Board of Directors. The grants of stock options to Mr. Paganelli in 2007 were in connection with his service as a director.

(3)	Dr. Pfost and Mr. Logal did not receive a grant of stock options from the Company in 2007. Dr. Pfost’s and Mr. Logal’s stock options with Acuity Pharmaceuticals, Inc. of 3,308,249 and 389,207 shares, respectively, converted to stock options in OPKO in conjunction with the merger with Acuity in March 2007. Dr. Pfost served as our President from March 27, 2007 through May 31, 2007. He was the Chairman, CEO and President of Acuity prior to the Acquisition. Mr. Logal currently serves as our Executive Director of Finance, Chief Accounting Officer and Treasurer, and he served as our principal financial officer from March 27, 2007 through May 3, 2007.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information as of December 31, 2007 with respect to equity awards granted by the Company to our Named Executive Officers in 2007.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units of	Shares or Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Vested (#)	Vested ($)
Phillip Frost, M.D.(1)	—	1,000,000	4.88	5/2/14	—	—
John A. Paganelli(2)	10,000	—	0.89	4/26/14	—	—
	5,000	—	0.71	6/30/14	—	—
	5,000	—	0.67	9/30/14	—	—
	5,000	—	0.32	1/2/15	—	—
	5,000	—	0.40	3/31/15	—	—
	5,000	—	0.42	6/30/15	—	—
	5,000	—	0.45	10/3/15	—	—
	5,000	—	0.41	1/2/16	—	—
	5,000	—	0.41	4/2/16	—	—
	5,000	—	0.39	7/3/16	—	—
	15,000	—	4.88	5/2/14	—	—
	—	25,000	4.15	9/18/14	—	—
Dale R. Pfost(3)	430,723	—	0.04	5/31/08	—	—
	225,740	—	0.04	5/31/08	—	—
	731,700	—	0.32	5/31/08	—	—
	1,297,358	—	0.04	5/31/08	—	—
	311,366	—	0.05	5/31/08	—	—
	311,366	—	0.05	5/31/08	—	—
Jane H. Hsiao, Ph.D.(1)	—	650,000	4.88	5/2/14	—	—
Steven D. Rubin(1)	—	500,000	4.88	5/2/14	—	—
Rao Uppaluri, Ph.D.(1)	—	400,000	4.88	5/2/14	—	—
Adam Logal(3)	72,975	316,232	0.56	3/14/17	—	—

(1)	Dr. Frost became our Chief Executive Officer upon consummation of the Acquisition on March 27, 2007. Dr. Hsiao was appointed Chief Technical Officer in May 2007. Mr. Rubin and Dr. Uppaluri were appointed Executive Vice President, Administration and Chief Financial Officer, respectively, in May 2007.

(2)	Mr. Paganelli served as our interim Chief Executive Officer from June 29, 2005 through March 27, 2007. Mr. Paganelli is no longer an executive officer of the Company; however, Mr. Paganelli continues to serve on our Board of Directors.

(3)	Dr. Pfost served as our President from March 27, 2007 through May 31, 2007. Dr. Pfost was the Chairman, CEO and President of Acuity prior to the Acquisition. Mr. Logal currently serves as our Executive Director of Finance, Chief Accounting Officer and Treasurer, and he served as our principal financial officer from March 27, 2007 through May 3, 2007. The amounts included for Mr. Logal and Dr. Pfost reflect options granted to them in connection with their employment into Acuity prior to the Acquisition.
Option Exercises during Fiscal 2007
     None of our Named Executive Officers exercised stock options during fiscal 2007.

Pension Benefits
     None of our named executive officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.
Employment Agreements and Change in Control Arrangements
     None of our current executive officers have employment, severance, or change in control agreements with the Company.
     We previously employed Dale R. Pfost as our President from March 27, 2007 until May 31, 2007. Under the terms of a settlement agreement we entered into with Dr. Pfost, Dr. Pfost is to receive a severance payment equivalent to one year’s salary, or $325,000, to be paid in monthly installments as well as reimbursement for up to $65,000 in relocation expenses. The agreement provides that all outstanding equity awards which would vest by May 31, 2008 will be automatically vested and provides that Dr. Pfost will be able to exercise all vested options until May 31, 2008. Dr. Pfost is also eligible to receive COBRA benefits for 12 months after his termination.
     Adam Logal currently serves as our Executive Director of Finance, Chief Accounting Officer and Treasurer. Prior to the Acquisition, he entered into a severance agreement with Acuity Pharmaceuticals, Inc., pursuant to which the Company will be required to pay to Mr. Logal four months of paid salary and continued benefits if he is terminated without cause or if he terminates for “good reason.” Upon any such termination, we have agreed to accelerate the vesting of all unvested stock options granted to Mr. Logal in connection with the commencement of his employment.
Potential Payments Upon Termination or Change in Control

	Cash Payments upon
	Termination with Cause or
	Resignation for Good
Name and Principal Position	Reason	Vesting of Stock Options
Adam Logal
Executive Director of Finance, Chief Accounting Officer and Treasurer	$46,667	389,207
Fiscal Year-End Equity Compensation Plan Information
     The following table sets forth aggregated information concerning our equity compensation plans outstanding at December 31, 2007.

Number of
	Securities to be		Number of Securities
	Issued upon		Remaining Available
	Exercise of		for Future Issuance
	Outstanding		Under Equity
	Options, Warrants	Weighted-Average	Compensation Plans
	and Rights	Exercise Price of	(excluding shares
	Outstanding	Outstanding Options,	reflected in
Plan Category	at FY End (#)	Warrants and Rights	the 1st column)
Equity Compensation Plans Approved by Stockholders	16,307,434	$1.45	18,038,329
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	16,307,434	$1.45	18,038,329

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     The audit committee has selected Ernst & Young LLP (“Ernst & Young”), as the Company’s independent registered public accounting firm to audit our financial statements for fiscal 2008. We expect that a representative of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
     On April 9, 2007, the Board of Directors of the Company approved the decision to dismiss Rotenberg & Co., LLP (“Rotenberg & Co.”) and to engage Ernst & Young as the Company’s independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2007. Rotenberg & Co. served as our independent auditors for 2006. Our stockholders, acting by majority written consent, ratified this appointment of Ernst & Young as the Company’s independent registered public accounting firm effective June 5, 2007.
     The reports of Rotenberg & Co. for the fiscal years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion and were not modified or qualified as to uncertainty, audit scope, or accounting principles. From September 23, 2005 through the end of the fiscal year ended December 31, 2006, there were no disagreements with Rotenberg & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rotenberg & Co., would have caused Rotenberg & Co. to make reference to the subject matter of the disagreements in connection with its report and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
     On April 9, 2007, the Company requested that Rotenberg & Co. furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated April 11, 2007, was filed as an exhibit to a Current Report on Form 8-K filed by the Company on April 13, 2007.
     During the fiscal years ended December 31, 2005 and 2006 and from January 1, 2007 through April 9, 2007, neither the Company nor anyone acting on its behalf consulted Ernst & Young regarding (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (2) any matter that was either the subject of a disagreement with Rotenberg & Co. on accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Rotenberg & Co., would have caused Rotenberg & Co. to make reference to the matter in its report, or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission. On April 11, 2007, the Company provided a copy of the foregoing disclosure to Ernst and Young and provided Ernst and Young with an opportunity to furnish a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company. Ernst and Young advised the Company that it reviewed the foregoing disclosures and had no basis on which to submit such a letter addressed to the Securities and Exchange Commission in response to Item 304 of SEC Regulation S-K.
     The following table presents fees for professional audit services provided by Ernst & Young for the audit of our annual financial statements during fiscal 2007 and fiscal 2006 (in thousands):

	FY 2007	FY 2006
Audit Fees	$327,043	$15,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$327,043	$15,000

     Audit Fees included fees for services rendered for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and consents and other services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees for 2006 relate to the audit of Froptix Corporation who was deemed the accounting acquiror in the Acquisition for financial statement reporting purposes.

     Audit-Related Fees would principally include fees for due diligence in connection with potential transactions and accounting consultations.
     Tax Fees would include fees for services rendered for tax compliance, tax advice, and tax planning. We obtain these types of services from a professional services firm other than Ernst & Young.
     All Other Fees would include fees for all other services rendered to us that do not constitute Audit Fees, Audit-Related Fees, or Tax Fees.
     In considering the nature of the services provided by Ernst & Young, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with Ernst & Young and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
Audit Committee Policy for Pre-approval of Independent Auditor Services
     The audit committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The audit committee has established a policy regarding pre-approval of permissible audit, audit-related, and other services provided by the independent auditors, which services are periodically reviewed and revised by the audit committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the audit committee. The policy also includes pre-approved fee levels for specified services and any proposed service exceeding the established fee level must be specifically approved by the committee.

AUDIT COMMITTEE REPORT
     The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference in any other filing by us under the Securities Act of 1933 or Securities Exchange Act of 1934.
     The members of the audit committee of the Board are Messrs. Pfenniger, Baron, Beier, and Reich. The primary purpose of the audit committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The audit committee’s functions are more fully described in its charter, which the Board has adopted. The audit committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the AMEX listing standards’ definition of independence for audit committee members and has determined that each member of the audit committee is independent under that standard.
     Management is responsible for the preparation, presentations, and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.
     The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent annual audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles. The audit committee’s policy is that all services rendered by the Company’s independent auditor are either specifically approved or pre-approved and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent auditor. The audit committee’s policy provides that the audit committee has the ultimate authority to approve all audit engagement fees and terms and that the audit committee shall review, evaluate, and approve the engagement proposal of the independent auditor.
     In conjunction with its activities during fiscal 2007, the audit committee reviewed and discussed our interim unaudited and annual audited financial statements with the Company’s independent registered public accounting firm with and without management present, and with management. The members of the audit committee discussed the agreed upon quarterly procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly interim unaudited and annual audited financial statements with management of the Company and its independent registered public accounting firm. The members of the audit committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the audit committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee) and discussed its independence with the independent registered public accounting firm. Based on the foregoing reviews and discussions, the audit committee recommended to the Board, and the Board approved, that the fiscal 2007 annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2007 for filing with the SEC.
Audit Committee
Richard C. Pfenniger, Jr., Chairman
Robert A. Baron
Thomas E. Beier
Michael Reich

OTHER INFORMATION
Stockholder Proposals for the 2009 Annual Meeting
     Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to us in a timely manner. Any stockholder of the Company who wishes to present a proposal for inclusion in the proxy statement and form of proxy for action at the 2009 annual meeting of stockholders (the “2009 Annual Meeting”) must comply with our Amended and Restated Bylaws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to us at our offices at 4400 Biscayne Blvd., Suite 1180, Miami, Florida 33137, attention: Secretary. Under the rules of the SEC, any stockholder proposal intended to be presented at the 2009 Annual Meeting must be received no later than January 12, 2009 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. If a stockholder notifies us of an intent to present a proposal at the 2009 Annual Meeting at any time after March 27, 2009 (and for any reason the proposal is voted on at that meeting), it will be considered untimely and our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in our proxy materials.
Expenses of Solicitation
     We will bear the cost of this proxy solicitation. In addition to the use of the mails, some of our regular employees, without additional remuneration, may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, dealers, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
Other Business
     As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of ten directors.
NOMINEES:
Phillip Frost, M.D.
Jane H. Hsiao, Ph.D.
Steven D. Rubin
Robert A. Baron
Thomas E. Beier
Pascal J. Goldschmidt, M.D.
Richard A. Lerner, M.D.
John A. Paganelli
Richard C. Pfenniger, Jr.
Michael Reich

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s name(s) below.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

     The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 11, 2008 meeting.
Signature of Shareholder                                                                                                              Date:
Signature of Shareholder                                                                                                              Date:
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each stockholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
OPKO HEALTH, INC.
4400 Biscayne Blvd., Suite 1180
Miami, Florida 33137
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS — JUNE 11, 2008
The undersigned hereby appoints Rao Uppaluri and Steven Rubin, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Stockholders of OPKO Health, Inc. (the “Company”) to be held on June 11, 2008, and at any adjournments thereof, and to vote thereat all shares of common and Series A Preferred Stock of the Company held of record by the undersigned at the close of business on April 23, 2008 in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.
PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE